Exhibit 99.1

N  e  w  s     R  e  l  e  a  s  e

Contact:  Melissa Marsden
(303) 576-2622
mmarsden@prologis.com

         PROLOGIS ISSUES $125 MILLION OF 6.75% SERIES F PREFERRED SHARES AND COMPLETES REDEMPTION OF $125 MILLION OF 7.92% SERIES D PREFERRED SHARES

DENVER -- December 1, 2003 -- ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced completion of the issuance of $125 million of its 6.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series F Preferred Shares"), at a price of $25.00 per share. The amount raised includes the exercise of an over-allotment by the underwriters of $15 million. The Series F Preferred Shares are cumulative from the date of original issue and are payable quarterly in arrears at an annual rate of $1.6875 per share, beginning December 31, 2003. The shares will not be redeemable prior to November 28, 2008, after which date they will be redeemable, in whole or in part, subject to certain conditions, for a cash redemption price of $25.00 per share plus accumulated and unpaid distributions, if any, through the redemption date. The Series F Preferred Shares have no maturity dates and will remain outstanding indefinitely unless redeemed.

Proceeds from the issuance of the Series F were used to pay down a portion of ProLogis' line of credit and complete the redemption of $125 million, or 50%, of ProLogis' 7.92% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series D Preferred Shares"), at the price of $25.00 per share plus $0.3355 in accrued and unpaid dividends, for an aggregate redemption price of $25.3355 per Series D Preferred Share (the "Redemption Price"). From this day forward, the portion of the Series D Preferred Shares that was redeemed will no longer accrue dividends and holders of those shares will have no rights other than the right to receive the Redemption Price, without interest, upon surrender of that portion of the Series D Preferred Shares.

ProLogis is a leading provider of distribution facilities and services with 237.2 million square feet (22.0 million square meters) in 1,759 distribution facilities owned, managed and under development in 68 markets in North America, Europe and Asia (excludes temperature-controlled distribution facilities). ProLogis continues to expand the industry's first and only global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be 'The Global Distribution Solution' for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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